                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                --------------
                                 SCHEDULE 13G
                                (Rule 13d-102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
           PURSUANT TO 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                              (Amendment No.   )
                                            ---
                             WHITTAKER CORPORATION
-------------------------------------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  966680 40 7
-------------------------------------------------------------------------------
                                (CUSIP Number)

                                 JULY 2, 1998
-------------------------------------------------------------------------------
            (Date of event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
              [_]  Rule 13d-1(b)
              [X]  Rule 13d-(c)
              [_]  Rule 13d-1(d)


-------------------
   1   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 6 pages.

-------------------------
  CUSIP NO.  966680 40 7            13G
-------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Tennenbaum & Co., LLC
      IRS No. 95-4587347
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             694,383
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          694,383
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      694,383
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      OO
------------------------------------------------------------------------------

                               Page 2 of 6 pages

-------------------------
  CUSIP NO.  966680 40 7            13G
-------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Michael E. Tennenbaum
      S.S. No. 252 50 6178
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             694,383
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          694,383
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      694,383
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      OO
------------------------------------------------------------------------------

                               Page 3 of 6 pages
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Item 1.     Issuer.
            ------

     (a)    Name of Issuer:
            --------------

            Whittaker Corporation

     (b)    Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            1955 N. Surveyor Avenue
            Simi Valley, California  93063


Item 2.     Security and Background.
            -----------------------

     (a)    Name of Person Filing:
            ---------------------

            Michael E. Tennenbaum, individually and as Managing Member of Tennenbaum & Co., LLC.

     (b)    Principal Business Address:
            --------------------------

            1999 Avenue of the Stars, Los Angeles, California 90067.

     (c)    Place of Organization:
            ---------------------

            Delaware.

     (d)    Title of Class of Securities:
            ----------------------------

            Common Stock

     (e)    CUSIP No.:
            ---------

            966680 40 7

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).
            -----------------------------------------

            Not Applicable.

Item 4.     Ownership.
            ---------

     (a)    Amount Beneficially Owned:
            -------------------------

            694,383

     (b)    Percent of Class:
            ----------------

            6.2%

     (c)    Number of Shares as to which the person has voting and dispositive
            ------------------------------------------------------------------
            power:
            -----

            Tennenbaum & Co., LLC and Michael E. Tennenbaum have (i) shared power to vote or to direct the vote of 694,383 shares and (ii) shared power to dispose or to direct the disposition of 694,383 shares of Common Stock.

                               Page 4 of 6 pages

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

          Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
          ---------------------------------------------------------------

          Not Applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company.
          --------------------------------------------------------

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.
          ---------------------------------------------------------

          Not Applicable.

Item 9.   Notice of Dissolution of Group.
          ------------------------------

          Not Applicable.

Item 10.  Certification.
          -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 6 pages
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                                   SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                               July 9, 1998
                                   ----------------------------------
                                                   Date

                                   By:  /s/ Michael E. Tennenbaum
                                      ---------------------------------
                                      Michael E. Tennenbaum, individually and as
                                      Managing Member of Tennenbaum & Co., LLC

                                  Page 6 of 6